Exhibit 99.1

Contacts:

John Farr
Chief Financial Officer
800.287.4383
investor.relations@pervasive.com

PERVASIVE SOFTWARE REPORTS SECOND QUARTER RESULTS

AUSTIN, TEXAS – January 18, 2005 - Pervasive Software® Inc. (Nasdaq:PVSW), a global value leader in data infrastructure software, today announced results for the second fiscal quarter ending December 31, 2004.

Revenue, as reported under generally accepted accounting principles (GAAP), was $11.6 million for the second quarter of fiscal year 2005, compared to $11.5 million for the second quarter of last fiscal year. Net income was $0.5 million, or $0.02 diluted earnings per share, for the second quarter, compared to net income of $0.9 million, or $0.04 diluted earnings per share, for the second quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $0.9 million, or $0.04 diluted earnings per share, in the second quarter of fiscal year 2005, compared to net income of $2.1 million, or $0.10 diluted earnings per share, in the second quarter of last fiscal year. Our second quarter results are within the range of guidance provided for the quarter in our press release dated October 19, 2004.

In addition, Pervasive continued to generate positive cash flow from operations with $1.7 million in the second quarter of fiscal 2005, ending the quarter with $34.7 million in cash and marketable securities and no debt.

“As expected, our second fiscal quarter results reflect the same near term characteristics we experienced in the previous quarter. Our Pervasive.SQL V8 embedded database business continues to work its way through the later stage of its version life cycle while our Integration Products business has not yet achieved its growth potential,” said David Sikora, president and CEO, Pervasive Software. “However, we expect to release version 9 of Pervasive.SQL in February and we continue to believe strongly that the investments we are making in the Integration Products business will result in revenue growth.”

“From a strategic perspective, Pervasive continues to take important steps to compete in a software market defined by increasing levels of maturation and commoditization” continued Sikora. “Linux is achieving mainstream adoption as an open source operating system, and we believe adoption of open source software will move up the stack to the next layer, the database. Last week, we announced our entry into the mainstream corporate database market with Pervasive Postgres, the most advanced open source database available in the market today. We believe Pervasive is uniquely positioned among existing public database companies to leverage many years of data management expertise and drive open source adoption in the mainstream corporate database market. The addition of Pervasive Postgres to our data infrastructure software family now gives us a full spectrum of database offerings that meets the needs of customers both large and small.”

As a reflection of its continued confidence in the company’s future, Pervasive acquired 97,000 shares of Pervasive common stock on the open market at a total cost of approximately $0.4 million, during the quarter ended December 31, 2004. We have now acquired a total of approximately 307,000 shares of Pervasive common stock at a cost of $1.6 million under our $5.0 million stock repurchase program announced in July, 2003.

Business Outlook

For the third fiscal quarter ending March 31, 2005, Pervasive expects revenue to be in the range of $11.5 million to $12.5 million and GAAP-basis diluted earnings per share of $0.02 to $0.04. GAAP-basis profitability is expected to include amortization of purchased intangibles of approximately $0.3 million in the third quarter of fiscal year 2005.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the write-off of in-process research and development and the amortization of purchased intangibles. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5 P.M. Eastern time. The conference call will be broadcast live through a link on the Investor Relations page on the Pervasive Web site at www.pervasive.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software. The dial-in numbers for the call are 800-894-5910 or 785-424-1052. The conference ID is “PVSW.”

For those who cannot attend the live broadcast, a replay will be available by calling 800-938-2298 or 402-220-1124 from two hours after the call ends until midnight (Eastern) on January 26, 2005. Additionally, the Webcast will be archived on Pervasive’s website at www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31		Six months ended December 31
	2004	2003	2004	2003
Revenues:
Product licenses	$8,856	$9,856	$17,839	$18,162
Services and other	2,736	1,654	5,537	2,739

Total revenue	11,592	11,510	23,376	20,901

Costs and expenses:
Cost of product licenses	576	374	1,088	587
Cost of services and other	1,115	1,228	2,507	2,273
Sales and marketing	5,475	3,943	10,873	7,297
Research and development	2,799	2,330	5,440	4,387
General and administrative	1,126	1,556	2,217	2,749
Write-off of acquired in-process research and development	—	1,084	—	1,084

Total costs and expenses	11,091	10,515	22,125	18,377

Operating income	501	995	1,251	2,524

Interest and other income, net	108	82	192	174
Income tax provision	(62)	(175)	(108)	(350)

Net income	$547	$902	$1,335	$2,348

Diluted earnings per share	$0.02	$0.04	$0.06	$0.12

Shares used in computing diluted earnings per share	23,045	20,727	23,377	19,858

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three months ended December 31, 2004 and December 31, 2003 on subsequent pages of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$8,856	$—	$8,856
Services and other	2,736	—	2,736

Total revenue	11,592	—	11,592

Costs and expenses:
Cost of product licenses	576	(317)	259
Cost of services and other	1,115	—	1,115
Sales and marketing	5,475	—	5,475
Research and development	2,799	—	2,799
General and administrative	1,126	—	1,126

Total costs and expenses	11,091	(317)	10,774

Operating income	501	317	818

Interest and other income, net	108	—	108
Income tax provision	(62)	—	(62)

Net income	$547	$317	$864

Diluted earnings per share	$0.02		$0.04

Shares used in computing diluted earnings per share	23,045		23,045

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.
(B)	Pro forma adjustments consist of $0.3 million of purchased intangibles amortization related to the Data Junction acquisition.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31, 2003
	Total Consolidated GAAP (C)	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$9,856	$—	$9,856
Services and other	1,654	—	1,654

Total revenue	11,510	—	11,510

Costs and expenses:
Cost of product licenses	374	(105)	269
Cost of services and other	1,228	—	1,228
Sales and marketing	3,943	—	3,943
Research and development	2,330	—	2,330
General and administrative	1,556	—	1,556
Write-off of acquired in-process research and development	1,084	(1,084)	—

Total costs and expenses	10,515	(1,189)	9,326

Operating income	995	1,189	2,184

Interest and other income, net	82	—	82
Income tax provision	(175)	—	(175)

Net income	$902	$1,189	$2,091

Diluted earnings per share	$0.04		$0.10

Shares used in computing diluted earnings per share	20,727		20,727

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.
(B)	Pro forma adjustments consist of a) the write-off of acquired in-process research and development costs and b) $0.1 million of purchased intangibles amortization related to the Data Junction acquisition.
(C)	On December 4, 2003, we acquired Data Junction Corporation. During the quarter ended December 31, 2003, subsequent to the acquisition date, Data Junction products contributed $0.9M of license revenue, $0.6M of services revenue, and related operating costs. These results are included in this column.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	June 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$34,667	$34,619
Trade accounts receivable, net	7,563	9,348
Prepaid expenses and other current assets	1,605	1,545

Total current assets	43,835	45,512

Property and equipment, net	2,472	2,530

Purchased technology, net	5,925	6,616
Goodwill	39,004	38,955
Other assets	457	255

Total assets	$91,693	$93,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,562	$9,593
Deferred revenue	5,202	5,190

Total current liabilities	11,764	14,783

Stockholders’ equity	79,929	79,085

Total liabilities and stockholders’ equity	$91,693	$93,868